EXHIBIT 11.1

               STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS (1)

(Thousands except                                      Three Months                 Nine Months
per share amounts)                                  Ended September 30,         Ended September 30,
                                                    1997           1996         1997           1996
                                                    ----           ----         ----           ----
PRIMARY

    Average shares outstanding                     23,397         25,858       24,912         25,744

    Net effect of dilutive stock
      options--based on the
      treasury stock method using
      average market price                          1,752          1,028        1,123          1,026
                                                  -------        -------      -------        -------

                                     TOTAL         25,149         26,886       26,035         26,770
                                                  =======        =======      =======        =======

Net income                                        $ 3,978        $ 2,689      $10,072        $ 8,372
                                                  =======        =======      =======        =======

Per share amount                                  $  0.16        $  0.10      $  0.39        $  0.31
                                                  =======        =======      =======        =======

FULLY DILUTED

    Average shares outstanding                     23,397         25,858       24,912         25,744

    Net effect of dilutive  stock  options--
      based  on the treasury  stock method
      using the quarter-end market price,
      if higher than the average market
      price                                         2,243          1,052        2,243          1,052
                                                  -------        -------      -------        -------

                                     TOTAL         25,640         26,910       27,155         26,796
                                                  =======        =======      =======        =======

Net income                                        $ 3,978        $ 2,689      $10,072        $ 8,372
                                                  =======        =======      =======        =======

Per share amount                                  $  0.16        $  0.10      $  0.37        $  0.31
                                                  =======        =======      =======        =======

(1) All share and per share information in this schedule have been adjusted for the Company's two for one stock split effected in the form of a stock dividend, distributed on October 21, 1997 to shareholders of record on October 7, 1997.
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